Exhibit 99.1
CONTACT:	S. Leslie Jewett (714) 436-6540 ljewett@calfirstbancorp.com

CFNB REPORTS THIRD QUARTER 2002 EPS OF $.34

SANTA ANA, CALIFORNIA, April 24, 2002 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp") today announced net earnings of $3.9 million for the third quarter ended March 31, 2002, a 6% decrease from net earnings of $4.1 million for the third quarter of fiscal 2001. Diluted earnings per share for the third quarter decreased to $0.34 per share, compared to $0.36 per share for the third quarter of the prior year. For the nine months ended March 31, 2002, net earnings decreased 11% to $10.4 million, compared to $11.7 million for the first nine months of fiscal 2001. Earnings per share were $.91 for the first nine months of fiscal 2002, down 11% from $1.02 per share reported for the same period of fiscal 2001.

For the third quarter ended March 31, 2002, net direct finance and interest income decreased 33% to $3.1 million, compared to $4.7 million for the third quarter of fiscal 2001. This is primarily due to a significant increase in the provision for credit losses and lower interest income resulting from lower interest rates earned on the Company's cash and investment balances. Other income decreased 5% to $6.8 million, compared to $7.2 million during the third quarter of fiscal 2001. The decrease reflects a decrease in income from lease extensions and which was offset in part by a significant increase in the gain on sales of leased property. As a result of the foregoing, gross profit of $9.9 million for the third quarter of fiscal 2002 decreased 16% from $11.9 million reported for the third quarter of the prior year. As reported in January 2002, CalFirst Bancorp implemented a change to its income statement presentation. The above discussion conforms to the new presentation.

For the nine months ending March 31, 2002, net direct finance and interest income decreased 32% to $10.3 million, compared to $15.1 million for the first nine months of fiscal 2001. The decrease again reflects a significant increase in the provision for credit losses and lower interest income as a result of the decline in interest rates earned on cash and investments, which were offset some by a 5% increase in direct finance income. Other income decreased 3%, to $17.7 million, compared to $18.3 million during the first nine months of fiscal 2001. This included a significant decrease in income from sales-type leases and other lease extensions, offset by a significant increase in the gain on sales of leased property. Gross profit of $28.0 million for the first nine months of fiscal 2002 decreased 16% from $33.3 million reported for the same period of the prior year.

During the third quarter, CalFirst Bancorp's S,G&A expenses decreased by 29% to $3.7 million, compared to $5.1 million during the third quarter of fiscal 2001. For the first nine months, S,G&A expenses decreased by 23% from the prior year. The decrease in S,G&A expenses for both periods is primarily the result of steps taken to lower sales and overhead expenses during a period of economic uncertainty.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated that "The third quarter continued to be a difficult period for the Company. The adverse credit and economic environment continued to cloud the outlook for certain lease investments and resulted in an additional large provision for credit losses during the third quarter. Our volume of new lease originations through the first nine months of fiscal 2002 are still lagging about 15% behind the prior year. During the first nine months of fiscal 2002, California First National Bank ("CalFirst Bank") began contributing to operations as it began booking its own lease originations and lease receivable acquisitions, however, CalFirst Bank incurred a loss during the first nine months of fiscal 2002, and is expected to incur losses for the balance of this year."

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First Leasing Corporation leases and finances computer networks and other high technology assets through a centralized marketing program designed to offer cost-effective leasing alternatives. California First National Bank is a FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and will lease capital assets to businesses and organizations and provide business loans to fund the purchase of assets leased by third parties.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company's actual results could differ materially from the results forecast in the forward-looking statements. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company's 2001 Annual Report on Form 10-K.

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CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statement of Earnings
(000's except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2002	2001	2002	2001

Direct finance income	$ 4,439	$ 4,468	$ 13,170	$ 12,541
Interest income on investments	$ 309	$ 637	$ 1,193	$ 2,912
Total direct finance and interest income	$ 4,748	$ 5,105	$ 14,363	$ 15,453

Interest expense on deposits	$ 41	$ -	$ 65	$ -
Provision for credit losses	$ 1,568	$ 400	$ 4,004	$ 400

Net direct finance and interest income
after provision for credit losses	$ 3,139	$ 4,705	$ 10,294	$ 15,053
Other income
Operating and sales-type lease income	$ 2,806	$ 3,650	$ 5,144	$ 9,705
Gain on sale of leases and leased property	$ 3,856	$ 3,408	$ 11,614	$ 8,233
Other income	$ 144	$ 94	$ 992	$ 310
Total other income	$ 6,806	$ 7,152	$ 17,750	$ 18,248

Gross Profit	$ 9,945	$ 11,857	$ 28,044	$ 33,301

Selling, general and administrative expenses	$ 3,681	$ 5,190	$ 11,079	$ 14,342

Earnings before income taxes	$ 6,264	$ 6,667	$ 16,965	$ 18,959

Income taxes	$ 2,412	$ 2,566	$ 6,532	$ 7,299

Net earnings	$ 3,852	$ 4,101	$ 10,433	$ 11,660

Basic earnings per share	$ 0.34	$ 0.37	$ 0.93	$ 1.03
Diluted earnings per share	$ 0.34	$ 0.36	$ 0.91	$ 1.02

Weighted average common shares outstanding	11,199	11,187	11,220	11,313
Diluted number of common shares outstanding	11,399	11,242	11,435	11,410

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	March 31, 2002	June 30, 2001
ASSETS	(Unaudited)	(Audited)
Cash and short term investments	$ 83,375	$ 59,089
Federal Reserve Bank Stock	600	600
Net receivables	10,214	9,655
Property for transactions in process	19,534	20,490
Net investment in capital leases	110,861	116,288
Other assets	1,633	9,544
Discounted lease rentals assigned to lenders	81,273	121,000
	$307,490	$336,666
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 859	$ 623
Income taxes payable, including deferred taxes	19,510	21,556
Deposits	6,668	70
Other liabilities	11,740	14,164
Nonrecourse debt	81,273	121,000
Total liabilities	120,050	157,413
Stockholders' Equity	187,440	179,253
	$307,490	$336,666